                    RESTATED CERTIFICATE OF INCORPORATION OF

                                LDA SYSTEMS, INC.


     LDA Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows that:

     1. The Corporation was incorporated under the name LDA Systems, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on April 22, 1992.

     2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation and has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, by approval of the Board of Directors of the Corporation and by the affirmative vote of at least a majority of the outstanding stock entitled to vote.

     3. The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

     "ONE:          The name of this corporation is:

                    LDA Systems, Inc.

     TWO:      The address of its registered office in the State of Delaware is
15 East North Street, Dover, Delaware 19903. The name of its registered agent at such address is Incorporating Services, Ltd.

     THREE:    The nature of the business or purposes to be conducted or
promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("DGCL").

     FOUR:     The corporation is authorized to issue one class of stock which will be designated Common Stock; the total number of shares which the corporation shall have authority to issue is Two Hundred Thousand Six Hundred (200,600), and the par value of each of such shares is one cent ($.01).

     The Common Stock shall be subject to the following purchase option:

               A. OPTION. International Remote Imaging Systems, Inc., a Delaware corporation ("IRIS"), holds an exclusive, irrevocable option (the "Option") to purchase all (but not less than all) of the outstanding Common Stock of this corporation upon the terms and conditions set forth in

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

this Restated Certificate of Incorporation. The Option will be exercisable at any time prior to 5:00 p.m., Los Angeles time, on the one hundred twenty first (121st) day (the "Expiration Date") following termination of the Research and Development Agreement by and between this corporation and IRIS to be entered into at the closing of the public offering by this corporation described in that certain Registration Statement on Form S-1/S-2 filed with the Securities and Exchange Commission on May 5, 1992. If the Expiration Date is not otherwise a business day, then the Expiration Date shall be 5:00 p.m., Los Angeles time, on the next succeeding business day.

               B. EXERCISE PRICE. Upon exercise of the Option, IRIS shall make payment for each share of Common Stock (the "Exercise Price") as follows:

               EXERCISE DATE                      EXERCISE PRICE
               -------------                      --------------

         On or before July 31, 1993                    $ 14.00
         From August 1, 1993 through
         July 31, 1994                                  17.00
         From after August 1, 1994
         through the Expiration Date                    20.00


               C. FORM OF PAYMENT. Except as provided in Paragraph F and the last sentence of this Paragraph, the Exercise Price may be paid in cash or IRIS Common Stock (but not a combination thereof) at the sole discretion of IRIS.
For purposes of determining the number of shares of IRIS Common Stock to be delivered in payment of all or a portion of the Exercise Price, shares of IRIS Common Stock will be valued according to the average of the mean of the closing bid and asked prices quoted in the NASDAQ over-the-counter market (or, if then quoted on the NASDAQ National Market System, the average closing prices thereon, or if then traded on a national securities exchange, the average of the closing prices on the principal national securities exchange on which listed) on each of the 20 trading days immediately preceding the date the Option is exercised. If the IRIS Common Stock is not so quoted or traded during such 20-day period, the Exercise Price will be paid entirely in cash.

               D. MANNER OF EXERCISE. The Option shall be exercised on or before the Expiration Date by written notice from IRIS to each holder of record of the Common Stock at the address last indicated on the records of this corporation (i) fixing a record date no earlier than ten (10) days after, and no later than twenty (20) days after, the date of such notice (and in no event shall such record date be later than the Expiration Date) (the "Record Date"),
(ii) stating that the Option is being exercised and (iii) setting forth (a) the Exercise Price, (b) the date on which IRIS will purchase all

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of the Common Stock (such date to be not less than twenty (20) nor more than forty (40) days after the Record Date) (the "Closing Date"), and
(c) instructions for securing payment of the Exercise Price.

               E. PAYMENT AGENT. Subject to the provisions of Paragraph F below, on or before the Closing Date, IRIS shall deposit the full amount of the Exercise Price for all of the Common Stock with a bank, transfer agent or similar entity (the "Payment Agent") which shall have been designated by IRIS to pay, on its behalf, the Exercise Price. The cash or IRIS Common Stock deposited with the Payment Agent shall be delivered in trust for the benefit of the holders of record of the Common Stock on the Record Date, and IRIS shall provide the Payment Agent with irrevocable instructions to pay, on or after the Closing Date, the Exercise Price for the Common Stock to such record holders upon surrender of their certificates representing shares of the Common Stock.
Payment for shares of the Common Stock shall be mailed to each such record holder at the address set forth in this corporation's records or at the address provided by each such record holder or, if no address is set forth in the corporation's records for any such record holder or provided by any such record holder, to such record holder at the address of the corporation, but only upon receipt from each such record holder of certificates evidencing shares of the Common Stock. Any cash or IRIS Common Stock deposited with the Payment Agent pursuant to this Paragraph E that remains unclaimed for one (1) year following the Closing Date, and all interest earned thereon, shall be automatically returned to IRIS.

               F. REGISTRATION OR LISTING. If IRIS fails by the Closing Date to have (a) any required registration statement declared effective under the Securities Act of 1933, as amended, with respect to the shares of IRIS Common Stock, if any, to be delivered as payment pursuant to the exercise of the Option or (b) the shares of IRIS Common Stock to be issued in connection therewith (i) listed on the principal national securities exchange on which IRIS Common Stock is then listed or (ii), if IRIS Common Stock is not then listed on a national securities exchange, listed on either the NASDAQ National Market System or the over-the-counter system, then in either of such cases IRIS shall be obligated to make such payment all in cash on the Closing Date.

               G. TRANSFER OF TITLE. Transfer of title to IRIS of all of the Common Stock shall be deemed to occur automatically on the Closing Date, and thereafter the corporation shall treat IRIS as the sole holder of all the Common Stock, notwithstanding the failure of any holder of record of shares of Common Stock to tender certificates representing such shares to the Payment Agent for payment therefor in accordance with Paragraph E hereof. After the Closing Date, the record holders of the Common Stock as

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

determined in accordance with Paragraph D hereof shall have no rights in connection with such Common Stock other than the right to receive the Exercise Price.

               H. ANTIDILUTION. Pursuant to Article FOUR of this Certificate of Incorporation, this corporation is prohibited from, among other things, issuing any shares of its capital stock, paying any dividends, merging or consolidating with any corporation, reacquiring any shares of its capital stock, dissolving or liquidating. In the event that this corporation violates any of such restrictions, the Option shall include, at no additional cost to IRIS, the right to receive all securities or other property distributed with respect to shares of Common Stock in violation of such restrictions, and payment by the Paying Agent may, at the option of IRIS, be conditioned on receipt of any such securities or other property along with the certificates representing the relevant shares of Common Stock.

               I. ASSIGNMENT BY HOLDERS OF COMMON STOCK. Shares of Common Stock shall automatically continue to be subject to the Option and the other terms and conditions related thereto contained in this Certificate of Incorporation, without regard to any assignment, sale or other transfer of the Common Stock.

               J. LEGEND. Until the expiration or exercise of the Option, any certificates evidencing shares of the Common Stock shall bear a legend in substantially the following form:

         The shares of LDA Systems, Inc. evidenced hereby are subject to an option granting International Remote Imaging Systems, Inc. the right to purchase such shares at a purchase price and during a period set forth in the Restated Certificate of Incorporation of LDA Systems, Inc. Copies of the Restated Certificate of Incorporation of LDA Systems, Inc. are available at its principal place of business, 9162 Eton Avenue, Chatsworth, California 91311, and will be furnished without cost to any stockholder upon written request.

               K. AMENDMENT. Paragraphs A through L of this Article FOUR may be amended only by the approval of IRIS and the holders of record of two-thirds (2/3) of the then outstanding shares of Common Stock.

               L. PRESERVATION OF RIGHTS OF IRIS. This corporation shall not take, or permit any other person or entity within its control to take, any action inconsistent

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with the rights of IRIS under this Article FOUR.  In addition, this corporation shall not enter into any arrangement, agreement or understanding, either oral or written, that is inconsistent with the rights of IRIS and the obligations of this corporation under this Article FOUR.

         FIVE:      This corporation shall not, without the written consent of
IRIS and the holder of this corporation's Class A Note, dated as of June 11, 1992, in the principal amount of $100.00 (the "Class A Note"), while the Class A
Note is outstanding, (i) issue (by sale or otherwise) any shares of its capital stock, (ii) merge, consolidate or reorganize with or into any other corporation or other entity, (iii) sell, lease, transfer or otherwise dispose of all or substantially all of its assets, (iv) declare or pay dividends, (v) redeem, retire, repurchase or otherwise reacquire any shares of its capital stock,
(vi) borrow any funds in the aggregate in excess of twenty-five thousand dollars ($25,000), (vii) grant any options, warrants or other rights with respect to its capital stock, (viii) undertake any voluntary dissolution or liquidation,
(ix) amend this Certificate of Incorporation or (x) commit to take any of the foregoing actions.

         SIX:       The following provisions are inserted for the
management of the business and the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

                    A. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the DGCL or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.

                    B. The Board of Directors may adopt, amend or repeal the Bylaws of the corporation.

                    C.    Election of directors need not be by written ballot.

         SEVEN:     The officers of the corporation shall be chosen in such a
manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

         EIGHT:     No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a

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


director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article SEVEN shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended hereafter to further eliminate or limit the personal liability of directors, the liability of a director of the corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as amended.

         NINE:      A.   RIGHT TO INDEMNIFICATION.  Each person who was or is
made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving (during his or her tenure as director and/or officer) at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL (or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such director or officer shall have the right to be paid by the corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the DGCL (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this Article EIGHT or otherwise.

                    B. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under this Article NINE is not paid in full by the corporation within ninety (90) days after a written claim has been received by the corporation, the claimant may at any time

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

thereafter bring suit against the corporation to recover the unpaid amount of the claim, together with interest thereon, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys' fees incurred in connection therewith. It shall be a defense to any such action (other than action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding with respect to which indemnification is claimed, its stockholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL (or other applicable law), nor an actual determination by any such person or persons that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create the presumption that the claimant has not met the applicable standard of conduct.

                    C. NON-EXCLUSIVITY OF RIGHTS. The rights conferred by this Article NINE shall not be exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the DGCL or any other statute, or any provision contained in the corporation's Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise.

                    D. INSURANCE AND TRUST FUND. In furtherance and not in limitation of the powers conferred by statute:

                         (1)   the corporation may purchase and maintain
insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of law; and

                         (2)   the corporation may create a trust fund, grant a
security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter

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

into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

                    E. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of this Section or otherwise with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

                    F.   EFFECT OF REPEAL OR MODIFICATION.  Articles EIGHT and
NINE herein are also contained in Article   VIII, Sections 1 through 6, of the
corporation's Bylaws. Any repeal or modification of this Article NINE shall not change the rights of any officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.

         TEN:       The corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation."

         IN WITNESS WHEREOF, LDA Systems, Inc. has caused this Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this 26th day of June, 1992.

                                                  LDA Systems, Inc.



                                                  By: /s/ Fred H. Deindoerfer
                                                     ------------------------
                                                     Fred H. Deindoerfer
                                                     President

ATTEST:


 /s/ E. Eduardo Benmaor
- --------------------------
E. Eduardo Benmaor
Secretary


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